UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2009

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2009, the Federal Housing Finance Agency, regulator of the Federal Home Loan Bank of Boston (the Bank), ratified the board’s appointment of Cornelius Hurley to fill a vacant independent director seat on the Bank’s board of directors for the remainder of a three-year term that concludes on December 31, 2009. Mr. Hurley previously held a seat on the Bank’s board for a term that concluded on December 31, 2008. Mr. Hurley will be serving on the board’s Finance Committee and Risk Committee.

Mr. Hurley is the director of the Morin Center for Banking and Financial Law at Boston University School of Law in Boston, Massachusetts. Mr. Hurley is responsible for oversight of the graduate program awarding a Master of Law in Banking and Financial Law, recruiting faculty, and teaching at the Boston University School of Law. He has worked extensively with community banks, and previously served as managing director of The Secura Group, establishing and managing the New England office of the Washington, D.C.-based bank consultancy. He is a former executive of Shawmut National Corporation and assistant general counsel to the Board of Governors of the Federal Reserve System.

Mr. Hurley holds an A.B. from the College of Holy Cross, a J.D. from Georgetown University Law Center, and a P.M.D. from Harvard Business School. He is active in community affairs and currently serves as a director of the YMCA of Greater Boston, and of Computershare Trust Company, N.A.

Mr. Hurley’s appointment took place in accordance with the rules governing the election of Federal Home Loan Bank directors specified in the Federal Home Loan Bank Act of 1932 and the related regulations of the Finance Housing Finance Agency.

As a director, Mr. Hurley will be compensated in accordance with the Bank’s 2009 Director Compensation Policy, which has been filed as Exhibit 10.7.4 to the Bank’s Annual Report on Form 10-K, which has a filing date of April 10, 2009.

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: April 21, 2009	By:	/s/Frank Nitkiewicz

Frank Nitkiewicz Executive Vice President and Chief Financial Officer

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